UNITED STATES
                  SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.


                            FORM 12B-25
                                                       SEC FILE NUMBER 0-15415
                       NOTIFICATION OF LATE FILING

(Check one):   Form 10-K    Form 11-K    Form 20-F  X Form 10-Q    Form N-SAR
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                 For Period Ended:  June 30, 1999
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Read Instructions (on back page) Before Preparing Form.  Please Print or Type.
Nothing in this Form Shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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PART I -- REGISTRANT INFORMATION

Kinetiks.com, Inc.
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Full Name of Registrant

 N/A
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Former Name if Applicable

1775 Sherman Street, Suite 2015
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Address of Principal Executive Officer (Street and Number)

Denver, Colorado 80803
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City, State and Zip Code

PART II -- RULES 12b-25(b) AND (c)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25, the following should be completed. (Check box if appropriate)

  X       (a)  The  reasons  described  in reasonable  detail  in Part
-----          III  of  this  form  could not  be  eliminated  without
               unreasonable effort or expense;
  X       (b)  The subject annual report or semi-annual report/portion
-----          thereof  will  be  filed  on or  before  the  fifteenth
               calendar  day  following  the  prescribed  due  date or
               the  subject  quarterly  report  will  be  filed  on or
               before the 5th. calendar  day following  the prescribed
               due date; and
          (c)  The  accountant's  statement or other  exhibit required
-----          by  Rule  12b-25(c)  has  been attached  if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 11-K, 20-F, 10-Q or N-SAR or portion thereof, could not be filed within the prescribed time period.

     The registrant requires additonal time to seek advise as to the
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applicability of FAS 15 for Toubled debt restructuring.
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
PART IV -- OTHER INFORMATION

(1) Name and telephone number of persons to contact in regard to this notification

      C. Garold Sims           303           830-6660
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     (Name)                    (Area Code)    (Telephone Number)

(2)  Have  all other periodic reports  required  under  Section  13  or  15
     (d) of  the Securities  Exchange  Act  of  1934 or  Section 30  of the
     Investment  Company  Act  of  1940  during the  preceding   12  months
     (or for such shorter period that the registrant was required to file such reports) been filed? If answer is no, identify report(s).
       X   yes        no
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Is it anticipated that any significant change in results of operations from the  corresponding  period  for  the  last  fiscal  year  will be reflected
by   earnings   statements  to  be   included  in  the  subject  report  or
portion of?      yes   X  no
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If  so,  attach an explanation of the anticipated change, both  narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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                      Kinetiks.com, Inc
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             (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    8/16/99                  By:    /s/ Gregory S Carr
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                                             Secretary

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (see 18 U.S.C. 1001)


                           GENERAL INSTRUCTIONS

1. This Form is required by Rule 12b-25 (17 CFR 240.12b-25) of the General Rules and Regulations under the Securities Exchange Act of 1934.

2.  One  signed   original  and  four conformed copies  of  this  Form  and
amendments thereto must be completed and filed with the Securities and Exchange Commission, Washington, D.C. 20549, in accordance with Rule 0-3 of the General Rules and Regulations under the Act. The information contained in or filed with the Form will be made a matter of public record in the Commissions files.

3. A manually signed copy of the form and amendments thereto shall be filed with each national securities exchange on which any class of securities of the registrant is registered.

4. Amendments to the notification must also be filed on Form 12b-25 but need not restate information that has been correctly furnished. The Form shall be clearly identified as an amendment notification.




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